Exhibit 99.1

Morgan Stanley Reports Third Quarter 2018

•    Strong Third Quarter Net Revenues of $9.9 Billion1
•    Firm Expense Efficiency Ratio of 71%2 Reflects Ongoing Operating Leverage
•    Earnings per Diluted Share of $1.17, Up 26% versus a year ago
•    ROE of 11.5% and ROTCE of 13.2%3,4
James P. Gorman, Chairman and Chief Executive Officer, said, “In the first half of the year, we produced strong results across the franchise.  Despite the seasonal summer slowdown in the third quarter, we reported solid revenue and earnings growth demonstrating the stability of the franchise.  Year to date, we have produced an ROE of 13% and ROTCE of 15%.  We remain well positioned and optimistic for the remainder of the year.”

Financial Overview4

NEW YORK, October 16, 2018 – Morgan Stanley (NYSE: MS) today reported net revenues of $9.9 billion1 for the third quarter ended September 30, 2018 compared with $9.2 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $2.1 billion, or $1.17 per diluted share,5 compared with net income of $1.8 billion, or $0.93 per diluted share,5  for the same period a year ago.

Compensation expense of $4.3 billion increased from $4.2 billion a year ago on higher revenues.  Non-compensation expenses of $2.7 billion increased from $2.5 billion a year ago primarily on higher volume driven expenses and investments in technology, partly offset by lower litigation costs.1  The Firm’s expense efficiency ratio for the current quarter was 71% compared with 73% a year ago.2

The annualized return on average common equity was 11.5% and the annualized return on average tangible common equity was 13.2% in the current quarter.3

Summary of Segment Results
(dollars in millions)

	Net Revenues[1]		Pre-Tax Income[6]
	3Q 2018	3Q 2017	3Q 2018	3Q 2017
Institutional Securities	$4,929	$4,376	$1,556	$1,236
Wealth Management	$4,399	$4,220	$1,194	$1,119
Investment Management	$653	$675	$102	$131
Firm	$9,872	$9,197	$2,851	$2,482

Business Highlights

•	Institutional Securities net revenues increased 13% reflecting strong results in underwriting and solid performance in M&A advisory and sales and trading.
•	Wealth Management achieved a pre-tax margin of 27.1%,[7] reflecting continuing operating leverage. Results reflect growth in bank lending and positive fee-based flows.
•	Investment Management AUM[8] of $471 billion reflect seven consecutive quarters of positive long-term net flows,[9] with asset management fees up 6%.

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported pre-tax income from continuing operations of $1.6 billion compared with $1.2 billion a year ago.  Net revenues for the current quarter were $4.9 billion compared with $4.4 billion a year ago.1

•	Investment Banking revenues of $1.5 billion increased from $1.3 billion a year ago:

-	Advisory revenues of $510 million decreased from $555 million a year ago on lower levels of completed M&A activity.

-	Equity underwriting revenues of $441 million increased from $273 million a year ago primarily driven by higher revenues on IPOs and convertible offerings.

-	Fixed income underwriting revenues of $508 million increased from $442 million a year ago on higher loan and bond fees which benefited from event-related financings.

•	Sales and Trading net revenues of $3.1 billion increased from $2.9 billion a year ago:

-	Equity sales and trading net revenues of $2.0 billion increased from $1.9 billion a year ago reflecting solid performance across products with notable strength in our financing business.

-	Fixed Income sales and trading net revenues of $1.2 billion were relatively unchanged from a year ago reflecting higher revenues in foreign exchange and commodities offset by declines in rates.

-	Other sales and trading net losses of $68 million compared with net losses of $147 million a year ago reflecting lower net funding costs.

•	Investment revenues of $96 million increased from $52 million a year ago. Results for the current quarter included a gain from the disposition of a business related investment.

•	Other revenues of $244 million increased from $143 million a year ago primarily reflecting higher revenues associated with corporate lending activity.

•
Compensation expense of $1.6 billion increased from $1.5 billion a year ago on higher revenues. Non-compensation expenses of $1.7 billion increased from $1.6 billion a year ago on higher volume driven expenses, partly offset by lower litigation costs.[1]

Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $42 million compared with $44 million from the second quarter of 2018 and $43 million in the third quarter of the prior year.10

Wealth Management

Wealth Management reported pre-tax income from continuing operations of $1.2 billion compared with $1.1 billion in the third quarter of last year.  The quarter’s pre-tax margin was 27.1%.7  Net revenues for the current quarter were $4.4 billion compared with $4.2 billion a year ago.

•	Asset management revenues of $2.6 billion increased from $2.4 billion a year ago reflecting higher asset levels and positive flows.

•	Transactional revenues[11] of $698 million decreased from $739 million a year ago driven by lower fixed income revenues.

•
Net interest income of $1.1 billion increased 4 percent compared with a year ago primarily driven by growth in bank lending.  Wealth Management client liabilities[12] were $83 billion at quarter end compared with $78 billion a year ago.

•
Compensation expense for the current quarter of $2.4 billion increased from $2.3 billion a year ago on higher revenues.  Non-compensation expenses of $790 million increased from $775 million a year ago reflecting continued investment in technology.

Total client assets were $2.5 trillion and client assets in fee-based accounts were $1.1 trillion at the end of the quarter.  Fee-based asset flows for the quarter were a positive $16.2 billion.

Wealth Management representatives of 15,655 produced average annualized revenue per representative of $1.1 million in the current quarter.13

Investment Management

Investment Management reported pre-tax income from continuing operations of $102 million compared with $131 million in the third quarter of last year.  Net revenues of $653 million decreased from $675 million a year ago.1

•	Asset management revenues of $604 million increased from $568 million a year ago on higher levels of assets under management.

•	Investment revenues of $40 million decreased from $114 million a year ago. Results for the prior year reflected higher carried interest related to Infrastructure investments.

•
Compensation expense for the current quarter of $269 million decreased from $311 million a year ago principally due to a decrease in deferred compensation associated with carried interest. Non-compensation expenses of $282 million increased from $233 million a year ago primarily driven by brokerage and clearing expenses.[1]

•	Total assets under management or supervision at September 30, 2018 were $471 billion compared with $447 billion a year ago.

Capital

As of September 30, 2018, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under the fully phased-in Standardized Approach were approximately 16.7% and 19.0%, respectively; the fully phased-in Supplementary Leverage Ratio was approximately 6.4%.14,15

At September 30, 2018, book value and tangible book value per common share were $40.6716 and $35.50,17 respectively, based on approximately 1.7 billion shares outstanding.

Other Matters

The effective tax rate from continuing operations for the quarter was 24.4%.

During the quarter ended September 30, 2018, the Firm repurchased approximately $1.2 billion of its common stock or approximately 24 million shares.

The Board of Directors declared a $0.30 quarterly dividend per share, payable on November 15, 2018 to common shareholders of record on October 31, 2018.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements including the attainment of certain financial and other targets, objectives and goals.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2017 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Effective January 1, 2018, the Firm adopted new accounting guidance related to Revenue from Contracts with Customers, which among other things, requires a gross presentation of certain costs that were previously netted against net revenues.  For the quarter ended September 30, 2018, this change in presentation resulted in an increase to net revenues and non-compensation expenses of $93 million, of which $85 million was reported in the Institutional Securities segment and $17 million in the Investment Management segment.  In addition, the Firm included an intersegment elimination of $(9) million related to intercompany activity.  This change in presentation did not have an impact on net income.  Prior periods have not been restated pursuant to this guidance.

2 The Firm Expense Efficiency Ratio represents total non-interest expenses as a percentage of net revenues.

3 Annualized return on average common equity, annualized return on average tangible common equity and  tangible common equity are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average common equity and return on average tangible common equity uses annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity and average tangible common equity, respectively.  Tangible common equity represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

4 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

5 Includes preferred dividends related to the calculation of earnings per share of $93 million for the third quarter of 2018 and 2017.

6 Pre-tax income represents income (loss) from continuing operations before taxes.

7 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

8 AUM is defined as assets under management.

9 Long-term net flows include the equity, fixed income and alternative/other asset classes and exclude the liquidity asset class.

10 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Form 10-K”).  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

11 Transactional revenues include investment banking, trading, and commissions and fee revenues.

12 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker dealer margin activity.

13 The average annualized revenue per Wealth Management representative metric represents annualized net revenues divided by average representative headcount.

14 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (“RWAs”) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At September 30, 2018, the Firm’s ratios are based on the Standardized Approach fully phased-in rules.  Regulatory compliance was determined based on capital ratios calculated under transitional rules until December 31, 2017.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2017 Form 10-K.

15 The Supplementary Leverage Ratio became effective as a capital standard on January 1, 2018.  As such, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s Supplementary Leverage Ratio utilizes a fully phased-in Tier 1 capital numerator of approximately $70.3 billion and a fully phased-in supplementary leverage exposure denominator of approximately $1.10 trillion.

16 Book value per common share represents common equity divided by period end common shares outstanding.

17 Tangible book value per common share is a non-GAAP financial measure that the Firm considers to be a useful measure of capital adequacy for investors and analysts.  Tangible book value per common share represents tangible common equity divided by period end common shares outstanding.

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sep 30, 2018	Jun 30, 2018	Sep 30, 2017	Jun 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017	Change
Net revenues
Institutional Securities	$4,929	$5,714	$4,376	(14%)	13%	$16,743	$14,290	17%
Wealth Management	4,399	4,325	4,220	2%	4%	13,098	12,429	5%
Investment Management	653	691	675	(5%)	(3%)	2,062	1,949	6%
Intersegment Eliminations	(109)	(120)	(74)	9%	(47%)	(344)	(223)	(54%)
Net revenues	$9,872	$10,610	$9,197	(7%)	7%	$31,559	$28,445	11%

Income (loss) from continuing operations before tax
Institutional Securities	$1,556	$1,812	$1,236	(14%)	26%	$5,480	$4,409	24%
Wealth Management	1,194	1,157	1,119	3%	7%	3,511	3,149	11%
Investment Management	102	140	131	(27%)	(22%)	390	376	4%
Intersegment Eliminations	(1)	0	(4)	*	75%	(1)	(2)	50%
Income (loss) from continuing operations before tax	$2,851	$3,109	$2,482	(8%)	15%	$9,380	$7,932	18%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$1,120	$1,457	$973	(23%)	15%	$4,204	$3,179	32%
Wealth Management	913	876	698	4%	31%	2,703	2,010	34%
Investment Management	80	104	114	(23%)	(30%)	311	281	11%
Intersegment Eliminations	(1)	0	(4)	*	75%	(1)	(2)	50%
Net Income (loss) applicable to Morgan Stanley	$2,112	$2,437	$1,781	(13%)	19%	$7,217	$5,468	32%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,019	$2,267	$1,688	(11%)	20%	$6,861	$5,115	34%

Financial Metrics:

Earnings per basic share	$1.19	$1.32	$0.95	(10%)	25%	$3.99	$2.86	40%
Earnings per diluted share	$1.17	$1.30	$0.93	(10%)	26%	$3.92	$2.79	41%

Return on average common equity	11.5%	13.0%	9.6%			13.1%	9.8%
Return on average tangible common equity	13.2%	14.9%	11.0%			15.1%	11.3%

Book value per common share	$40.67	$40.34	$38.87			$40.67	$38.87
Tangible book value per common share	$35.50	$35.19	$33.86			$35.50	$33.86

Excluding intermittent net discrete tax provision / benefit
Adjusted earnings per diluted share	$1.17	$1.25	$0.88	(6%)	33%	$3.87	$2.76	40%
Adjusted return on average common equity	11.5%	12.5%	9.1%			13.0%	9.6%
Adjusted return on average tangible common equity	13.2%	14.3%	10.5%			14.9%	11.1%

Notes:
- Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 16 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sep 30, 2018	Jun 30, 2018	Sep 30, 2017	Jun 30, 2018	Sep 30, 2017	Sep 30, 2018	Sep 30, 2017	Change
Revenues:
Investment banking	$1,567	$1,793	$1,380	(13%)	14%	$4,994	$4,455	12%
Trading	2,752	3,293	2,704	(16%)	2%	9,815	8,870	11%
Investments	136	147	167	(7%)	(19%)	409	495	(17%)
Commissions and fees	932	1,039	937	(10%)	(1%)	3,144	2,997	5%
Asset management	3,251	3,189	3,026	2%	7%	9,632	8,695	11%
Other	298	243	200	23%	49%	748	628	19%
Total non-interest revenues	8,936	9,704	8,414	(8%)	6%	28,742	26,140	10%

Interest income	3,627	3,294	2,340	10%	55%	9,781	6,411	53%
Interest expense	2,691	2,388	1,557	13%	73%	6,964	4,106	70%
Net interest	936	906	783	3%	20%	2,817	2,305	22%
Net revenues	9,872	10,610	9,197	(7%)	7%	31,559	28,445	11%
Non-interest expenses:
Compensation and benefits	4,310	4,621	4,169	(7%)	3%	13,845	12,887	7%

Non-compensation expenses:
Occupancy and equipment	351	346	330	1%	6%	1,033	990	4%
Brokerage, clearing and exchange fees	559	609	522	(8%)	7%	1,795	1,556	15%
Information processing and communications	513	496	459	3%	12%	1,487	1,320	13%
Marketing and business development	152	179	128	(15%)	19%	471	419	12%
Professional services	570	580	534	(2%)	7%	1,660	1,622	2%
Other	566	670	573	(16%)	(1%)	1,888	1,719	10%
Total non-compensation expenses	2,711	2,880	2,546	(6%)	6%	8,334	7,626	9%

Total non-interest expenses	7,021	7,501	6,715	(6%)	5%	22,179	20,513	8%

Income (loss) from continuing operations before taxes	2,851	3,109	2,482	(8%)	15%	9,380	7,932	18%
Income tax provision / (benefit) from continuing operations	696	640	697	9%	--	2,050	2,358	(13%)
Income (loss) from continuing operations	2,155	2,469	1,785	(13%)	21%	7,330	5,574	32%
Gain (loss) from discontinued operations after tax	(1)	(2)	6	50%	*	(5)	(21)	76%
Net income (loss)	$2,154	$2,467	$1,791	(13%)	20%	$7,325	$5,553	32%
Net income applicable to nonredeemable noncontrolling interests	42	30	10	40%	*	108	85	27%
Net income (loss) applicable to Morgan Stanley	2,112	2,437	1,781	(13%)	19%	7,217	5,468	32%
Preferred stock dividend / Other	93	170	93	(45%)	--	356	353	1%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,019	$2,267	$1,688	(11%)	20%	$6,861	$5,115	34%

Pre-tax profit margin	29%	29%	27%			30%	28%
Compensation and benefits as a % of net revenues	44%	44%	45%			44%	45%
Non-compensation expenses as a % of net revenues	27%	27%	28%			26%	27%
Firm expense efficiency ratio	71%	71%	73%			70%	72%
Effective tax rate from continuing operations	24.4%	20.6%	28.1%			21.9%	29.7%

Notes:	- Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 16 from the Financial Supplement for additional information.